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                                                                    EXHIBIT 99.2

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

                    ADVANCED LIGHTING TECHNOLOGIES ANNOUNCES
                FOURTH QUARTER AND FISCAL YEAR OPERATING RESULTS

SOLON, OHIO, SEPTEMBER 13, 2000 - ADVANCED LIGHTING TECHNOLOGIES, INC. (NASDAQ:
ADLT) announced today the results of its operations for the fiscal fourth quarter and year ended June 30, 2000.

Sales for the fourth quarter ended June 30, 2000 grew 6.2% to $54.0 million from $50.9 million in the comparable year-ago quarter. Income from operations improved to $4.3 million from a loss of $24.6 million in the comparable period a year earlier. Net income and diluted earnings per share for the quarter improved to $685,000 and $.00 per share, respectively, versus a net loss of $33.8 million and $1.67 loss per share a year ago.

For the fiscal year ended June 30, 2000, reported sales grew 16.5% to $225.0 million from $193.2 million in the prior year. Excluding the one-time reversal of $15.0 million of equipment sales in fiscal 1999, the sales increase from $208.2 million to $225.0 million represents an 8.1% increase. Reported income from operations improved to $15.9 million compared to last year's loss of $60.4 million. The Company reported net income of $1.9 million and earnings per share of $.01 for the year ended June 30, 2000, versus a net loss of $83.8 million and a loss per share of $4.14 in the prior year.

Included in ADLT's net sales for fiscal 2000 is approximately $1,453,000 of telecommunication product sales which reflects an increase of 46% over the prior year sales of $993,000. The fourth quarter telecommunication product sales grew 78% to $517,000 from $290,000 in the comparable year-ago quarter.

Commenting on the fourth quarter and fiscal year results, Wayne R. Hellman, Chairman and CEO said, "One factor which had an impact on our second-half of the year sales was a change in the focus of our DSI optical coatings subsidiary to the rapidly expanding telecommunications component market. This refocus caused government-related business to decrease by almost $3 million for fiscal year 2000 from last year. However, we have seen a substantial improvement in the Company's overall core sales over last year." Earnings for DSI were also impacted by the expenses related to its telecommunications product development costs.

As previously announced, ADLT completed its 1,700,000 shares of common stock offering on August 31, 2000. The Company will use the net proceeds of approximately $23 million for capital improvements, including optical coating production equipment, filter testing and measurement equipment and production facilities, and on research and development in its telecommunications business unit at DSI.

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Please refer to the attached statements of operations for additional information on the fourth quarter and fiscal year results.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the timely and successful implementation of cost reduction and cash flow initiatives, the impact of the initiatives on relationships with customers, suppliers and employees, the ability to provide adequate incentives to retain and attract key employees, the integration of acquired operations, the impact of competitive products and pricing, and other risks detailed from time to time in the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K/A No. 3 for the fiscal year ended June 30, 1999. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in any forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim and Australia.


For further information, contact:

Lisa Barry
Advanced Lighting Technologies, Inc.
440/836-7111